Exhibit 99.1

RE: NN, Inc. 6210 Ardrey Kell Road Charlotte, NC 28277

FOR FURTHER INFORMATION:

AT ABERNATHY MACGREGOR Claire Walsh (General info) (212) 371-5999

FOR IMMEDIATE RELEASE

November 7, 2019

NN, INC. REPORTS THIRD QUARTER 2019 RESULTS

Net Sales Increased 4% to $213.9 Million, Driven by Organic Growth in Life Sciences Business

Company Commences Strategic Review to Drive Increased Value for Shareholders

Charlotte, NC, November 7, 2019 –NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the third quarter ended September 30, 2019. The Company also announced that it has retained J.P. Morgan to conduct a full strategic review aimed at identifying and exploring opportunities for NN to drive increased value for shareholders.

GAAP Results

GAAP net sales grew $8.2 million, or 4%, to $213.9 million, compared to $205.7 million for the third quarter of 2018. The increase was primarily driven by organic growth of $9.0 million due to higher core volume in the Life Sciences business as well as $0.6 million of net sales attributable to the Technical Arts acquisition. Net sales were partially offset by lower demand within the automotive end market in the Mobile Solutions business and unfavorable foreign exchange effects of $1.4 million, primarily in Europe and China.

Third quarter 2019 GAAP income from operations was $7.7 million, compared to $5.9 million for the same period in 2018. Reduction in acquisition related expenses of $0.6 million, along with margin improvement associated with Life Sciences organic growth and synergy capture initiatives, were partially offset by increases in depreciation and amortization of $1.4 million.

Third quarter 2019 GAAP net loss was $5.6 million, compared to GAAP net loss of $13.8 million in the third quarter of 2018. The improvement was driven by an increase in operating income of $1.8 million along with a reduction of $3.9 million in interest expense and write-off of debt issuance costs of $6.6 million, which was partially offset by an unfavorable $4.3 million year over year decrease in income tax benefit.

Adjusted Results

Adjusted EBITDA was $40.2 million or 18.8% of sales versus $37.4 million, or 18.2% of sales in the prior year. Adjusted income from operations for the third quarter of 2019 was $27.5 million, compared to $26.4 million for the same period in 2018. Adjusted net income was $11.4 million, or $0.27 per diluted share, compared to $8.7 million, or $0.30 per diluted share, for the same period in 2018. Adjusted income from operations growth was primarily driven by increased organic volume and overall cost reduction initiatives. Third quarter 2019 free cash flow was $17.5 million and was positively impacted by lower working capital and lower capital expenditures. Net debt decreased by $9.0 million in the third quarter of 2019 to $855.0 million from $864.0 million in the same period a year ago.

Warren Veltman, Interim President and Chief Executive Officer, commented, “We continue to see strong potential in our businesses and end markets, particularly in Life Sciences, where demand is driving margin strength and expansion, and Power Solutions, which is benefitting from growth associated with smart meters and our acquisition of Technical Arts. Mobile Solutions faces ongoing headwinds, which we anticipate will continue over the next few quarters, but we are squarely focused on reducing fixed costs and optimizing our facilities footprint to offset the impact of lower sales.

At the same time, we are actively identifying opportunities to improve our overall financial performance and put the right cost structure in place. We announced expense reduction and cash savings initiatives last month, which we expect will generate cash savings of $32 million per year. Lastly, we have engaged outside advisors in a process to review our portfolio and explore strategic options to ensure we are delivering shareholder value.”

Life Sciences

Net sales for the third quarter of 2019 were $94.0 million, compared to $78.4 million in the third quarter of 2018, an increase of 20.0% or $15.6 million. Adjusted income from operations for the quarter was $20.5 million, compared to $16.2 million in the third quarter of 2018. Performance was driven primarily by increased core volumes in the orthopaedic and delivery systems businesses.

Mobile Solutions

Net sales for the third quarter of 2019 were $73.1 million, compared to $81.8 million in the third quarter of 2018, a decrease of 10.7% or $8.7 million. Adjusted income from operations for the quarter was $5.0 million, compared to $6.6 million in the third quarter of 2018. The recently concluded United Auto Workers strike, coupled with lower demand in the North American automotive market and unfavorable foreign exchange effects drove the decline.

Power Solutions

Net sales for the third quarter of 2019 were $47.4 million, compared to $46.1 million in the third quarter of 2018, an increase of 2.9% or $1.3 million. Adjusted income from operations for the quarter was $8.5 million, compared to $7.9 million in the third quarter of 2018. Strong demand for smart meter products and the Technical Arts acquisition drove the increase.

Strategic Review

The Company will evaluate a broad range of operational, financial and strategic options to reduce leverage and enhance shareholder value. NN has retained J.P. Morgan as its financial advisor and Simpson Thacher & Bartlett as its legal advisor to assist with this evaluation. The strategic options include further cost savings and cash generation initiatives, capital allocation opportunities, and the sale of part or all of NN, among others. There can be no assurance that the Company will pursue any particular action or transaction; however, NN will assess all viable paths to enhancing shareholder value. NN does not intend to provide updates regarding its strategic review unless or until it determines that further disclosure is necessary.

Other Developments

The Company also announced that Janice Stipp is stepping down from the NN Board of Directors, effective November 14, 2019. Ms. Stipp is departing for personal reasons. “During Janice’s tenure with NN, she has provided valuable insights with respect to financial and accounting matters and our recent executive management changes,” said Robert Brunner, Chairman of the Board. “We thank her for her contributions to NN and wish her all the best.” The board has commenced a search to fill the vacant board seat.

NN will discuss its results during its quarterly investor conference call on November 8, 2019 at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-800-353-6461 or 1-334-323-0501 Conference ID: 5526885. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 30 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share, free cash flow and net debt. Each of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share and free cash flow provides supplementary information about the impacts of restructuring and integration expense, acquisition and transition expenses, foreign exchange impacts on inter-company loans, amortization of intangibles and deferred financing costs, and other non-operating impacts on our business. Net debt is defined as debt and finance leases less cash.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow to the U.S. GAAP financial measures of income from operations, net income (loss), net income (loss) per diluted share and net cash provided by (used in) operating activities.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 50 facilities in North America, Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2019	2018	2019	2018
Net sales	$213,897	$205,683	$648,819	$571,180
Cost of sales (exclusive of depreciation and amortization shown separately below)	160,816	156,408	485,598	431,492
Selling, general and administrative expense	24,043	22,480	78,911	71,298
Acquisition related costs excluded from selling, general and administrative expense	—	597	—	5,810
Depreciation and amortization	22,621	21,259	68,970	51,798
Restructuring and integration expense, net	—	(209)	(12)	2,137
Other operating (income) expense, net	(1,255)	(733)	(1,019)	(638)

Income from operations	7,672	5,881	16,371	9,283
Interest expense	14,733	18,608	42,492	46,592
Loss on extinguishment of debt and write-off of debt issuance costs	—	6,624	2,699	19,562
Other (income) expense, net	98	308	884	1,882

Loss before (provision) benefit for income taxes and share of net income from joint venture	(7,159)	(19,659)	(29,704)	(58,753)
Benefit (provision) for income taxes	1,283	5,609	(1,535)	12,213
Share of net income from joint venture	279	266	345	1,744

Net loss	$(5,597)	$(13,784)	$(30,894)	$(44,796)

Other comprehensive loss:
Foreign currency translation adjustment	(11,448)	(4,193)	(11,620)	(14,509)
Interest rate swap:
Change in fair value of interest rate swap, net of tax	(1,181)	—	(11,999)	—
Less: reclassification adjustment for (gains) losses included in net income, net of tax	238	—	238	—

Other comprehensive loss	$(12,391)	$(4,193)	$(23,381)	$(14,509)

Comprehensive loss	$(17,988)	$(17,977)	$(54,275)	$(59,305)

Basic net loss per share:
Net loss per share	$(0.13)	$(0.48)	$(0.74)	$(1.61)
Weighted average shares outstanding	42,038	28,688	42,013	27,784
Diluted net loss per share:
Net loss per share	$(0.13)	$(0.48)	$(0.74)	$(1.61)
Weighted average shares outstanding	42,038	28,688	42,013	27,784

NN, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$24,409	$17,988
Accounts receivable, net	141,583	133,421
Inventories	126,832	122,615
Income tax receivable	1,610	2,277
Other current assets	21,884	21,901

Total current assets	316,318	298,202
Property, plant and equipment, net	364,479	361,028
Operating lease right-of-use assets	67,885	—
Goodwill	437,280	439,452
Intangible assets, net	340,513	376,248
Investment in joint venture	19,877	20,364
Other non-current assets	7,393	7,607

Total assets	$1,553,745	$1,502,901

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$65,534	$65,694
Accrued salaries, wages and benefits	31,919	24,636
Income tax payable	1,360	—
Current maturities of long-term debt	25,601	31,280
Current portion of operating lease liabilities	7,047	—
Other current liabilities	24,548	23,420

Total current liabilities	156,009	145,030
Deferred tax liabilities	77,182	91,838
Non-current income tax payable	3,569	3,875
Long-term debt, net of current portion	841,748	811,471
Operating lease liabilities, net of current portion	68,479	—
Other non-current liabilities	46,961	29,417

Total liabilities	1,193,948	1,081,631

Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock - $0.01 par value per share, authorized 90,000 shares, 42,297 and 42,104 shares issued and outstanding at September 30, 2019, and December 31, 2018, respectively	423	421
Additional paid-in capital	513,268	511,545
Retained deficit	(98,888)	(59,071)
Accumulated other comprehensive loss	(55,006)	(31,625)

Total stockholders’ equity	359,797	421,270

Total liabilities and stockholders’ equity	$1,553,745	$1,502,901

NN, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2019	2018
Cash flows from operating activities
Net loss	$(30,894)	$(44,796)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Depreciation and amortization	68,970	51,798
Amortization of debt issuance costs	3,538	3,631
Loss on extinguishment of debt and write-off of debt issuance costs	2,699	19,562
Share of net income from joint venture, net of cash dividends received	(345)	(1,744)
Compensation expense from issuance of share-based awards	1,855	2,623
Deferred income taxes	(11,024)	(14,737)
Other	2,091	255
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,929)	(19,656)
Inventories	(5,794)	(18,207)
Accounts payable	(334)	3,733
Income taxes receivable and payable, net	1,696	(1,681)
Other	11,078	6,004

Net cash provided by (used in) operating activities	33,607	(13,215)

Cash flows from investing activities
Acquisition of property, plant and equipment	(40,720)	(46,998)
Proceeds from liquidation of short-term investment	8,000	—
Cash paid to acquire businesses, net of cash received	—	(399,011)
Other	1,723	650

Net cash used in investing activities	(30,997)	(445,359)

Cash flows from financing activities
Cash paid for debt issuance or prepayment costs	(1,016)	(20,703)
Dividends paid	(8,879)	(5,812)
Proceeds from issuance of common shares	—	217,435
Proceeds from long-term debt	52,144	288,594
Repayment of long-term debt	(26,634)	(234,000)
Proceeds from (repayments of) short-term debt, net	(6,086)	10,474
Other	(2,636)	(3,161)

Net cash provided by financing activities	6,893	252,827

Effect of exchange rate changes on cash flows	(3,082)	(910)
Net change in cash and cash equivalents	6,421	(206,657)
Cash and cash equivalents at beginning of period	17,988	224,446

Cash and cash equivalents at end of period	$24,409	$17,789

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

	Three Months Ended
$000s	September 30,
NN, Inc. Consolidated	2019	2018
GAAP income from operations	$7,672	$5,881
Restructuring and integration expense	—	(209)
Acquisition and transition expense*	8,559	9,569
Amortization of intangibles	11,284	11,129

Non-GAAP adjusted income from operations (a)	$27,516	$26,370

Non-GAAP adjusted operating margin (1)	12.9%	12.8%
GAAP net sales	$213,897	$205,683

	Three Months Ended
$000s	September 30,
Mobile Solutions	2019	2018
GAAP income from operations	$3,681	$4,657
Restructuring and integration expense	—	51
Acquisition and transition expense	499	974
Amortization of intangibles	869	885

Non-GAAP adjusted income from operations (a)	$5,049	$6,567

Share of net income from joint venture	279	266
Impairment of joint venture	—	—

Non-GAAP adjusted income from operations with JV	5,328	6,833

Non-GAAP adjusted operating margin (1)	7.3%	8.4%
GAAP net sales	$73,071	$81,805

	Three Months Ended
$000s	September 30,
Elimination	2019	2018
GAAP net sales	$(615)	$(567)

	Three Months Ended
$000s	September 30,
Power Solutions	2019	2018
GAAP income from operations	$3,351	$2,706
Restructuring and integration expense	—	—
Acquisition and transition expense	2,430	2,139
Amortization of intangibles	2,748	3,021

Non-GAAP adjusted income from operations (a)	$8,529	$7,866

Non-GAAP adjusted operating margin (1)	18.0%	17.1%
GAAP net sales	$47,430	$46,082

	Three Months Ended
$000s	September 30,
Life Sciences	2019	2018
GAAP income from operations	$9,402	$6,717
Restructuring and integration expense	—	(260)
Acquisition and transition expense	3,407	2,532
Amortization of intangibles	7,666	7,223

Non-GAAP adjusted income from operations (a)	$20,475	$16,212

Non-GAAP adjusted operating margin (1)	21.8%	20.7%
GAAP net sales	$94,011	$78,363

(1)	Non-GAAP adjusted operating margin = Non-GAAP adjusted income from operations/ GAAP net sales
*	2019 Includes Capacity & Capabilities Dev - $1.9 / Prof Fees - $0.5 / Integration & Transformation - $5.9 / Acq Transaction Costs - $0.0 / Asset Write-Downs/Inventory Step-Up - $0.3

2018 Includes Capacity & Capabilities Dev - $2.4 / Prof Fees - $1.6 / Integration & Transformation - $4.5 / AcqTransaction Costs - $0.6 / Asset Write-Downs/Inventory Step-Up - $0.5

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

	Three Months Ended
	September 30,
$000s	2019	2018
GAAP net income (loss)	$(5,597)	$(13,784)

Provision (benefit) for income taxes	(1,283)	(5,609)
Interest expense	14,733	18,608
Write-off of unamortized debt issuance cost	—	6,624
Depreciation and amortization	22,621	21,259
Acquisition and transition expense	8,377	9,569
Non-cash stock compensation	943	289
Non-cash foreign exchange (gain) loss on inter-company loans	420	658
Restructuring and integration expense	—	(209)

Non-GAAP adjusted EBITDA (b)	$40,213	$37,405

Non-GAAP adjusted EBITDA margin (2)	18.8%	18.2%
GAAP net sales	$213,897	$205,683

(2)	Non-GAAP adjusted EBITDA margin = Non-GAAP adjusted EBITDA / GAAP net sales

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Net Income (Loss) per Diluted Share to Non-GAAP Adjusted Net Income (Loss) per Diluted Share

	Three Months Ended
	September 30,
$000s	2019	2018
GAAP net income (loss)	$(5,597)	$(13,784)

Pre-tax acquisition and transition expense	8,559	9,569
Pre-tax foreign exchange (gain) loss on inter-company loans	420	658
Pre-tax restructuring and integration expense	—	(209)
Pre-tax write-off of unamortized debt issuance costs	—	6,624
Pre-tax amortization of intangibles and deferred financing costs	12,468	12,550
Tax effect of adjustments reflected above (c)	(4,408)	(7,327)
Non-GAAP discrete tax adjustments	—	590

Non-GAAP adjusted net income (loss) (d)	$11,442	$8,671

	Three Months Ended
	September 30,
Amounts per share, diluted	2019	2018
GAAP net income (loss) per diluted share	$(0.13)	$(0.48)

Pre-tax acquisition and transition expense	0.20	0.33
Pre-tax foreign exchange (gain) loss on inter-company loans	0.01	0.02
Pre-tax restructuring and integration expense	—	(0.01)
Pre-tax write-off of unamortized debt issuance costs	—	0.23
Pre-tax amortization of intangibles and deferred financing costs	0.30	0.44
Tax effect of adjustments reflected above (c)	(0.10)	(0.26)
Non-GAAP discrete tax adjustments	—	0.02

Non-GAAP adjusted net income (loss) per diluted share (d)	$0.27	$0.30

Weighted average shares outstanding, diluted	42,038	28,688

Reconciliation of Operating Cash Flow to Non-GAAP Free Cash Flow

	Three Months Ended
	September 30,
$000s	2019	2018
Net cash provided (used) by operating activities	$29,240	$6,210
Acquisition of property, plant and equipment	(11,726)	(18,110)

Free Cash Flow	$17,514	$(11,900)

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share, free cash flow and net debt. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges. Over the past five years, we have completed seven acquisitions, two of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges are excluded as the charges are not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share, free cash flow and net debt provides useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP adjusted income from operations represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense; non-operational charges related to acquisition and transition expense, intangible amortization costs for fair value step-up in values related to acquisitions, non-cash impairment charges, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) Non-GAAP adjusted EBITDA represents GAAP net income (loss), adjusted to include income taxes, interest expense, Interest rate swaps and write-offs, depreciation and amortization, charges related to acquisition and transition costs, non-cash stock compensation expense, foreign exchange gain (loss) on inter-company loans, restructuring and integration expense, income from discontinued operations, and non-cash impairment charges, to the extent applicable. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.

(c) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the respective table. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying the applicable statutory rates by tax jurisdiction unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.

(d) Non-GAAP adjusted net income (loss) represents GAAP net income (loss) adjusted to exclude the tax-affected effects of restructuring and integration charges (related to plant closures and other charges incurred to implement our strategic goals that do not necessarily represent a major strategic shift in operations), charges related to acquisition and transition costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, foreign exchange gain (loss) on inter-company loans, estimated interest expense on cash held from divestiture, non-cash impairment charges, the impact of enactment of the Tax Cut and Jobs Act and income from discontinued operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income (loss) from segment operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.